Exhibit FS-1

CNG Holdings, Inc.
and Subsidiaries
Un-audited Balance Sheets
December 31, 2004

         ASSETS

CURRENT ASSETS
Cash & temporary cash investments
Unrestricted	664,979
Restricted	79,074
Accounts receivable, net of allowance for bad debts	1,144,918
Contribution in aid of construction receivables	3,275
Accrued unbilled revenues	516,780
Unrecovered purchased gas cost	358,893
Accounts receivable - other	(335,552)
Investment in subsidiary companies	0
Material and supplies	111,974
Gas Stored	0
Prepaid expenses	205,495

Total current assets	2,749,836

PROPERTY, PLANT & EQUIPMENT, AT COST
Natural gas distribution plant in service	28,077,357
Less accumulated depreciation	(3,381,240)

Net natural gas distribution plant in service	24,696,117
Construction work in progress	12,107,076

Net property, plant & equipment	36,803,193

REGULATORY ASSETS, net of accumulated costs	1,854,767

NOTES RECEIVABLE	100,000

DEFERRED CHARGES
Unamortized debt issuance costs, net of accum. amort	554,241

Total Assets	42,062,036

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	99,071
Current portion of capital lease obligations	43,716
Accounts payable	779,884
Accrued liabilities	77,889
Customer advances for construction	64,223
Property taxes payable	149,467

Total current liabilities	1,214,249

LONG-TERM OBLIGATIONS, less current maturities
Long-term revenue bonds	25,575,000
Long-term bank debt	511,283
Capital lease obligations	90,086
Deferred tax liability	940,776

Total long-term obligations	27,117,145
STOCKHOLDERS' EQUITY
Common stock	12,858,513
Preferred stock	700,000
Retained earnings	872,129

Total stockholders' equity	13,730,642

Total liabilities and stockholders' equity	42,062,036

CNG Holdings, Inc.
and Subsidiaries
Un-audited Income Statements
For the Nine months ended December 31, 2004

Gas Sold and Transported in Dth	411,825

Colorado Natural Gas, Inc.
Sales Revenues
Gas sales & transport	3,920,147
Facility charges	470,611

Gross revenue	4,390,757
Cost of gas transmission & distribution	2,204,863

Net sales revenues	2,185,894
Operating expenses	827,391
Other income:
Allowance for funds used during construction	575,276
Other income (expenses)	77,837
Interest income	10,568

Total other income	663,681
Operating revenue	2,022,184
Depreciation & amortization	881,509
Amortization bond issuing expense	11,250
Interest - bank debt @ 5.75% and capital lease	21,336
Interest - bond (base rate + fees)	658,227

Net operating revenue	449,863

Wolf Creek Energy, LLC
Sales Revenues
Un-regulated gas sales	385,757
Un-regulated gas trading net profit	15,667

Gross revenue	401,423
Cost of un-regulated gas sales	361,074

Net operating revenue	40,349

Colorado's Best Heating and Appliance, Inc.
Sales Revenues
Colo. Best Heating - appliance sales & service	412,284
Cost of sales
Cost of appliance & service	162,679
Un-regulated operating expenses	143,139

Net operating revenue	106,467

Consolidated net income (loss) before taxes	596,678